Exhibit 99.1

News Release

For Immediate Release	Contacts:	Stacy Frole	(419) 627-2227
April 29, 2015		Lisa Broussard	(419) 609-5929

CEDAR FAIR REPORTS RECORD FIRST-QUARTER REVENUES; ANNOUNCES NEW LONG-TERM GROWTH GOALS

•	Company anticipates record-setting performance in 2015

•	Early-season trends positive for season pass sales, hotel accommodations and group event bookings

•	Declares quarterly cash distribution of $0.75 per Limited Partner (LP) unit payable on June 15, 2015

•	Company targets Adjusted EBITDA of $500 million, or more, by 2018

SANDUSKY, OHIO, April 29, 2015 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, reported record revenues for the first quarter ended March 29, 2015 and announced new long-term growth goals.
“While still early in the season, we are pleased with the record performance from our parks and the positive trends we have experienced through this past weekend,” said Matt Ouimet, Cedar Fair’s president and chief executive officer. “We have seen early-season strength across all aspects of our business, including season pass sales, hotel accommodations and group bookings. Additionally, our parks that are currently in operation have produced higher attendance and guest spending levels when compared with this same time last year.
“We are particularly pleased with the early-season performance at Carowinds and the introduction of Fury 325, a world-record-breaking roller coaster,” added Ouimet. “At the same time, we’re also very excited about the other new rides and attractions for 2015 that have yet to open, including Rougarou, our newest coaster experience at our flagship park, Cedar Point, and the latest addition to our 'Amusement Dark' ride portfolio, Voyage to the Iron Reef, at Knott’s Berry Farm.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record First-Quarter Revenues;
Announces New Long-Term Growth Goals
April 29, 2015

Along with Cedar Fair’s regular investment in marketable new rides and attractions, several transformative long-term capital projects are also coming on line in 2015. At Cedar Point, guests will enjoy a multi-day visit to the park by staying in its newly renovated, 500-room historic Hotel Breakers on its mile-long, sandy beach. Also at Cedar Point, large groups will enjoy panoramic views of Lake Erie in the new 1,800-seat catering pavilion located adjacent to the hotel. Finally, a new modernized front gate and toll plaza at Carowinds allows for a more efficient way to enter the park and creates a powerful sense of arrival for its guests, who will experience the sting of Fury 325 before they ever walk through the front gate.
“We expect 2015 to be another record year for Cedar Fair,” said Ouimet. “More importantly, we are confident the transformative long-term capital investments we have made, and continue to make, will provide a solid foundation for us to build upon for many years to come.”
First-Quarter Results
For the first quarter ended March 29, 2015, Cedar Fair's net revenues were $47 million, an increase of $6 million, or 16%, when compared with the first quarter ended March 30, 2014. Strong revenue trends were driven by the continued solid performance of Knott’s Berry Farm, the Company’s only year-round park, and strong opening weekends at Carowinds, Kings Dominion and Great America. In the quarter, the Company generated record attendance, along with increases in all revenue categories, including admissions, food and beverage, merchandise and games, and accommodations.
Operating costs and expenses for the first quarter of 2015 were $110 million, an increase of $3 million from the first quarter of 2014. The modest increase was primarily related to the strong unit price performance in the quarter and its impact on the reporting of non-cash equity-based compensation. The Company also saw a nominal increase in cost of goods sold due to the increase in attendance. Partially offsetting these increases, was a decrease in operating costs during the quarter, primarily related to the timing of maintenance projects and planned operating expenditures on 2015 initiatives.
The net loss for the quarter totaled $84 million, or $1.50 per diluted LP unit, comparable with the first quarter a year ago.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record First-Quarter Revenues;
Announces New Long-Term Growth Goals
April 29, 2015

Distribution Declaration
The Company also announced the declaration of a cash distribution of $0.75 per LP unit. The distribution will be paid on June 15, 2015, to unitholders of record as of June 3, 2015. The distribution is a result of the Company’s strong performance and expectations for continued future growth and is consistent with its targeted record annualized distribution rate of $3.00 per LP unit for 2015.
FUNforward 2.0
“In early 2012, our management team presented our FUNforward strategic plan, targeting $450 million, or more, in Adjusted EBITDA by 2016. Fast forward to today and I am pleased to say that the solid execution of this plan has produced results ahead of our original expectations,” said Ouimet. “Over the last year, we have worked actively to establish the next generation of FUNforward, which we believe will elevate Cedar Fair to the next level with Adjusted EBITDA targeted to grow to at least $500 million by 2018."
Ouimet continued, “To achieve that goal, our strategy remains hinged upon offering our guests the ‘best day’ experience on every visit, which manifests itself in every decision our team makes. We believe our dedication to the guest experience results in even greater free cash flow generation providing ample resources to increase our distribution annually while also meeting our current investment needs."
The Company has identified five themes that will drive growth going forward. In many cases, these themes represent the evolution of the themes and initiatives that have driven the Company’s success over the past three years. They include:

1.	We will continue to focus on enhancing the guest experience in an effort to deliver a strong price-value proposition, targeting a quality, family-oriented audience.

2.	We will focus on growing advance purchase commitments for all of the products we offer, in all attendance channels.

3.	We will embrace digital technology in all aspects of our business.

4.	We will continue to be disciplined around the prioritization of capital and operating initiatives as we look to realize the full market potential of each of our parks.

5.	We will pursue complementary development adjacent to our parks.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record First-Quarter Revenues;
Announces New Long-Term Growth Goals
April 29, 2015

“We expect our focus on these growth drivers will enable us to reach our new target Adjusted EBITDA of at least $500 million by 2018, which implies an average growth rate of 4% over the next four years and is consistent with our original FUNforward growth rates,” Ouimet concluded. “Our sustainable and growing distribution remains a top priority as we strive to maximize value for our unitholders in both the near and long term.”
Conference Call
The Company will host a conference call with analysts today, Wednesday, April 29, 2015, at 10:00 a.m. Eastern Time, which will be webcast live in “listen-only” mode via the Cedar Fair website (www.cedarfair.com) under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Wednesday, May 13, 2015. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 3507637.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in our capital investment

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record First-Quarter Revenues;
Announces New Long-Term Growth Goals
April 29, 2015

plans and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release and prior news releases are available online at www.cedarfair.com.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record First-Quarter Revenues;
Announces New Long-Term Growth Goals
April 29, 2015

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended
	3/29/2015	3/30/2014
Net revenues:
Admissions	$22,783	$19,067
Food, merchandise and games	17,944	16,386
Accommodations, extra-charge products and other	6,090	5,013
	46,817	40,466
Costs and expenses:
Cost of food, merchandise, and games revenues	5,588	4,985
Operating expenses	78,130	80,350
Selling, general and administrative	25,818	21,404
Depreciation and amortization	4,011	4,307
Loss on impairment / retirement of fixed assets, net	2,903	997
	116,450	112,043
Operating loss	(69,633)	(71,577)
Interest expense	20,532	24,732
Net effect of swaps	(116)	371
Unrealized/realized foreign currency loss	38,218	17,184
Other income	(40)	(73)
Loss before taxes	(128,227)	(113,791)
Benefit for taxes	(44,394)	(30,251)
Net loss	(83,833)	(83,540)
Net loss allocated to general partner	(1)	(1)
Net loss allocated to limited partners	$(83,832)	$(83,539)

Net loss	$(83,833)	$(83,540)
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	7,214	1,621
Unrealized loss on cash flow hedging derivatives	(2,439)	(650)
Other comprehensive income, (net of tax)	4,775	971
Total comprehensive loss	$(79,058)	$(82,569)
Basic loss per limited partner unit:
Weighted average limited partner units outstanding	55,820	55,500
Net loss per limited partner unit	$(1.50)	$(1.51)
Diluted loss per limited partner unit:
Weighted average limited partner units outstanding	55,820	55,500
Net loss per limited partner unit	$(1.50)	$(1.51)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record First-Quarter Revenues;
Announces New Long-Term Growth Goals
April 29, 2015

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA

(In thousands)	3/29/2015	3/30/2014

Cash and cash equivalents	$19,725	$8,867
Total assets	$2,005,901	$1,973,235
Long-term debt, including current maturities:
Revolving credit loans	$57,000	$55,000
Term debt	608,850	618,850
Notes	950,000	901,957
	$1,615,850	$1,575,807
Total partners' equity	$(21,192)	$20,791

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233